Exhibit 10

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into this 10th day of December, 2007, between Marvin E. Dee (“Dee”) and Hawkins, Inc. (“Hawkins”).

I.    RECITALS

A.        Dee has been employed by Hawkins as its Chief Financial Officer.

B.        In connection with his employment by Hawkins, Dee executed a Restricted Stock Agreement dated December 6, 2006 (the “Restricted Stock Agreement”).

C.        On November 9, 2007 (the “Notification Date”), Hawkins informed Dee that his Hawkins employment will terminate effective December 31, 2007 (the “Termination Date”).

D.        Dee and Hawkins desire to resolve all of Dee’s potential claims on the terms set out in this Agreement.

II.  AGREEMENT

For the consideration described below, the adequacy of which the parties acknowledge, the parties agree as follows:

1.         Employment. Dee’s employment will terminate on the Termination Date. Until the Termination Date, Dee shall perform such services as may reasonably be requested of him by Hawkins. Dee shall perform the services requested of him at a place to be specified by Hawkins. Through the Termination Date, Dee shall continue to be paid his annualized salary of $198,605 in accordance with the Company’s regular payroll practices and shall continue to receive the benefits for which he is eligible as an employee under the benefit plans and policies of Hawkins, as those plans and policies may exist from time to time.

2.         Vacation Pay. On or about January 10, 2008, Hawkins shall pay to Dee a lump sum in the amount of $63,018.91 to compensate him for his 660 hours of accrued but unused paid vacation time.

3.         Benefits After Termination Date. Except as provided in Paragraph 7 below, Dee’s rights after the Termination Date with respect to the Company’s Employee Stock Ownership Plan, the Money Purchase Pension Plan and other employee benefits shall be determined by the terms and conditions of the applicable benefit plans and policies; provided that in any event, Dee will be allowed to exercise purchase rights under the Company’s Employee Stock Purchase Plan during the normal January “window” under such Plan with respect to contributions made by Dee to that Plan in December of 2007.

4.         Bonus. As a bonus for the period ended September 30, 2007, Dee shall be paid $42,898 at the same time as bonuses for this period are paid to other employees of Hawkins. As a bonus for the period ending December 31, 2007, Dee shall be paid $15,888 on or about January 10, 2008, representing a pro-rated bonus at target bonus levels for the three months ended December 31, 2007.

5.         Release by Dee. At the same time that he executes this Separation Agreement, Dee shall execute the release that is attached as Exhibit A (the “Release”).

6.         Payment. Subject to the conditions stated in Paragraph 10 below, on or about January 10, 2008, Hawkins shall pay Dee a lump sum in the amount of $198,605.

7.         Health Coverage. Subject to the conditions stated in Paragraph 10 below, if after the Termination Date, Dee elects to continue his group health coverage (including dental) pursuant to COBRA, Dee need pay for coverage for 2008 only the premium for such coverage that is paid by employees electing similar coverage, which premium may be changed from time to time. If Dee wishes to continue his health coverage after 2008, he shall be responsible for the entire COBRA premium.

8.         Automobile. Subject to the conditions stated in Paragraph 10 below, Dee will be given on January 10, 2008 the Chevrolet Tahoe vehicle that he has been assigned by Hawkins to Dee and currently driven by him. The parties acknowledge that the value of this vehicle is $5,416.

9.         Outplacement. Subject the conditions stated in Paragraph 10 below, Hawkins shall pay directly to an outplacement service of Dee’s selection a maximum of $2,500 for outplacement services actually provided to Dee on or before June 30, 2008. Dee shall cause the invoices of the outplacement service to be submitted directly to Hawkins; provided that Hawkins acknowledges that all communications with and advice given by such service shall remain confidential as between Dee and such service.

10.       Conditions. Hawkins need not make the payments described in Paragraphs 6, 7, or 9 above or allow the purchase described in Paragraph 8 above unless and until both of the following conditions have been satisfied:

(a)       Dee executes the Release and delivers it to Hawkins within the time specified in the Release.

(b)       The applicable rescission period for the Release expires without a rescission by Dee.

11.       Exclusive Payments. With respect to the period from the Notification Date through the Termination Date and the period after the Termination Date, Dee shall not be entitled to any compensation or other payments from Hawkins except as provided in this Agreement.

12.       Agreement Not to Compete. On or before December 31, 2008, Dee shall not, directly or indirectly, in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, consultant, or otherwise) provide services to or invest in any of the following companies or their affiliates or successors: Univar, K.A. Steel, Hydrite, DPC, Purac, or Brentag. In addition, during such period Dee shall not solicit or in any way assist any other person, company, or to solicit, business from any company known by Dee to be a customer of Hawkins.

13.       Agreement Not to Hire. On or before December 31, 2008, Dee shall not, directly or indirectly, in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, consultant, or otherwise) hire, attempt to hire, engage, or attempt to engage any person who is then an employee of Hawkins; provided that this restriction shall not apply to a Hawkins employee who answers a general solicitation for employment and with respect to whom Dee offers no assistance or advice.

14.       Blue Pencil Doctrine. If the duration of, the scope of, or any activity covered by any provision of Paragraphs 12 or 13 above is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope, or activity that is determined to be valid and enforceable. Dee hereby acknowledges that Paragraphs 12 and 13 above shall be given the construction that renders their provisions valid and enforceable to the maximum extent, not exceeding their express terms, possible under applicable law.

15.       Acknowledgement and Remedies. Dee hereby acknowledges that the provisions of Paragraphs 12 and 13 above are reasonable and necessary to protect the legitimate interests of Hawkins and that any violation of Paragraphs 12 or 13 by Dee would cause substantial and irreparable harm to Hawkins to such an extent that monetary damages alone would be an inadequate remedy. In the event that Dee violates any provision of Paragraphs 12 or 13 above, Hawkins shall be entitled to an injunction, in addition to all other remedies it may have, restraining Dee from violating or continuing to violate such provision.

16.       Right to Consult with an Attorney. Dee understands and acknowledges that he is hereby being advised by Hawkins to consult with an attorney prior to signing this Agreement and the Release.

17.       Consideration and Rescission. The periods described in the Release during which Dee may consider whether to sign or may rescind the Release and the procedures stated in the Release for accepting or rescinding the Release also apply to this Agreement. The Release and this Agreement must be accepted or rescinded together. Rescission of one of these documents will be deemed a rescission of both of them.

18.       Cooperation. On or before December 31, 2008, upon reasonable request by Hawkins, Dee shall be available to consult with, advise, and assist Hawkins with respect to legal and business matters about which he had knowledge or responsibility during his employment with the Hawkins. Without limiting the foregoing, at Hawkins’s reasonable request, Dee shall consult with Hawkins regarding business matters that he was involved with while employed by Hawkins and be available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Dee has or may have knowledge of. In performing his obligations under this Paragraph 18 to testify or otherwise provide information, Dee shall honestly, truthfully, forthrightly, and completely provide requested information to the extent that he is able to do so. Hawkins will use reasonable efforts to exercise its rights under this paragraph in a manner that will not materially interfere with Dee’s efforts to seek subsequent employment or to perform his duties with a subsequent employer.

19.       Non-Admission. Nothing in this Agreement or the Release is intended to be, nor will be deemed to be, an admission by Hawkins or Dee that either of them has violated any law or that either of them has engaged in any wrongdoing.

20.       Entire Agreement. This Separation Agreement and the Release supersede all prior oral and written agreements, representations, and promises between the parties except that the Restricted Stock Agreement shall continue in full force and effect according to its terms. This Agreement, the Release and the Restricted Stock Agreement, and such other benefit plans as continue in force hereunder constitute the entire agreement between the parties with respect to Dee’s employment with Hawkins and the termination of that employment. Dee acknowledges that there were no inducements or representations leading to the execution of this Agreement or the Release, except as stated in this Agreement.

21.       Voluntary and Knowing Action. The parties acknowledge that they understand the terms of this Agreement and that they are voluntarily entering into this Agreement. The parties intend to be legally bound. Dee represents that he is legally able and entitled to enter into this Agreement and the Release and to receive the payments described in above.

22.       Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

23.       Jurisdiction and Venue. Dee and Hawkins consent to the jurisdiction of the courts of the State of Minnesota and the United States District Court for the District of Minnesota for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party and venue in the state and federal courts identified above.

24.       Tax Matters.

(a)           Hawkins may withhold from any payments due to Dee pursuant to this Agreement required taxes and other deductions.

(b)           Dee acknowledges and agrees that neither Hawkins nor anyone acting on its behalf has made any representations to him concerning the tax consequences of entering into this Agreement and receiving the consideration specified in it and that he has not relied on any tax advice from Hawkins or anyone acting on its behalf.

HAWKINS, INC.

/s/ Marvin E. Dee	By	/s/ John R. Hawkins
Marvin E. Dee	Its	Chief Executive Officer

Exhibit A

RELEASE BY MARVIN E. DEE

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.

Hawkins means Hawkins, Inc., any company related to Hawkins, Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successors of Hawkins, Inc.

C.

Company means Hawkins; the present and past officers, directors, committees, and employees of Hawkins; the present and past employee benefit plans sponsored or maintained by Hawkins and the present and past fiduciaries of such plans; and anyone who acted on behalf of Hawkins or on instructions from Hawkins.

D.	Agreement means the Separation Agreement between Hawkins and me that I am executing on the same date on which I execute this Release.

E.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.	all claims arising out of or relating to my employment with Hawkins or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.

all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. §176.82);

4.

all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock options, vacation pay, perquisites, relocation expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.

However, My Claims does not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, any claims for continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) or similar state law, any claims arising under the Agreement, any claims arising under the provisions of the Minnesota Corporation Law that may require indemnification of corporate officers in certain circumstances, any claims now or hereafter arising under the Company’s D&O insurance, and any claims related to my vested rights under the Hawkins, Inc. Money Purchase Pension Plan, the Hawkins, Inc. Employee Stock Ownership Plan, and any other plans continued in effect for me pursuant to the Agreement.

Agreement to Release My Claims. I will receive consideration from Hawkins as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Hawkins if I did not sign this Release or if I rescinded this Release. In exchange for that consideration, I give up all of My Claims. I will not make any demands against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

Additional Agreements and Understandings. Even though Hawkins will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 21 days from the day on which I receive this Release, not counting the day on which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable, and no consideration will be paid, unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Hawkins by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Hawkins by hand or by mail within the 15-day rescission period. All deliveries must be made to Hawkins at the following address:

John Hawkins

Hawkins, Inc.

3100 East Hennepin Avenue

Minneapolis, MN 55413

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be:

(1)	postmarked within the period stated above; and

(2)	properly addressed to Hawkins at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Hawkins. No child support orders, garnishment orders, or other orders requiring that money owed to me by Hawkins be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated: December 10, 2007

/s/ Marvin E. Dee
Marvin E. Dee

fb.us.2427030.05